Exhibit 99.1

Summary of Non-Employee Director Compensation

•	Retainers:

•	Annual retainer for Board service: $50,000

•	Annual retainer for the Chairman of the Audit Committee: $15,000 (increase from $7,500)

•	Annual retainer for the Chairman of the Compensation Committee: $7,500 (increase from $5,000)

•	Annual retainer for the Chairman of the Nominating/Corporate Governance Committee: $7,500 (increase from $5,000)

•	Annual retainer for the Chairman of the Executive Committee: None

•	Annual retainer for the Chairman of the Search Committee: $100,000 per annum, payable monthly

•	Annual retainer for the Non-Employee Chairman of the Board: $50,000 per annum, payable quarterly

•	Meeting Fees:

•	Board: $1,500

•	Audit Committee: $2,000

•	Compensation Committee: $1,500

•	Nominating/Corporate Governance Committee: $1,500

•	Executive Committee: $1,500

•	Search Committee: $1,500

•	Telephonic meeting fee: $1,000

All retainers and meeting fees will be payable in cash, shares of the Company’s common stock or a combination thereof determined in advance. Directors are encouraged to accept a minimum of $10,000 of their compensation in common stock.

•	Equity Compensation – Target an annual value from stock options ($90,000)

•	Actual stock options awarded would be determined annually based on intended value, rather than be a set number of options.

•	Stock Ownership Guidelines – Implement stock ownership guidelines to communicate share ownership expectations for existing and future non-employee directors.

•	3X times annual retainer ($150,000 in total)

•	Directors have 5 years from implementation or date of director's election (whichever is later) to satisfy guidelines.

•	Non-compliance after 5 years will result in cash retainer being paid in L-3 shares that cannot be sold until requirement is satisfied.